Exhibit 99.1

News Release

For More Information Contact
FOR IMMEDIATE RELEASE	Darrell Lee, CFO/VP
July 31, 2007	763-493-6370 / www.mocon.com

MOCON Announces Increased Second Quarter Revenues and Net Income

MINNEAPOLIS, MN, July 31, 2007 – MOCON, Inc. (NasdaqGM:MOCO) today reported its operating results for the quarter ended June 30, 2007.

Net sales for the second quarter 2007 were $6,658,000, an increase of 5 percent compared to $6,340,000 for the second quarter 2006. Net income was $932,000 for the second quarter 2007, an 8 percent increase compared to $863,000 for the second quarter 2006.  Diluted net income per share was $0.16 in the second quarters of both 2007 and 2006.  Six-month sales were $13,534,000, an increase of 5 percent compared to $12,859,000 for the first six months of 2006.  Net income and diluted net income per share were $1,765,000 and $0.31, respectively, for the first half of 2007, decreases of 12 and 14 percent, respectively, compared to $1,998,000 and $0.36 for the same period in 2006.

The increase in revenues for the second quarter 2007 compared to the second quarter 2006 was primarily the result of increased sales of our gas analyzer products.  These products were sold primarily for oil and gas well-logging applications and toxic gas workplace monitoring, and were supplemented by additional parts, service and repair orders.  This increase was partially offset by a decrease in sales of our permeation products due to a decline in international orders.

The increase in net income for the second quarter 2007 compared to the second quarter 2006 was due primarily to the 5 percent increase in revenues.  Offsetting this was an increase in stock option expensing over the prior year as well as ongoing expenses related to the new China technical support office which opened in the first quarter 2007.

“We are pleased to report an 8 percent increase in net income for the second quarter 2007.  We are encouraged to see a 45 percent increase in our domestic revenues for the quarter which more than offset a decrease in our international business.  With our continued focus on growing MOCON’s revenues while keeping our costs in line, we were able to report a 14 percent bottom line return on sales for the quarter,” commented Robert L. Demorest, MOCON President and CEO.

MOCON is a leading provider of instrumentation and consulting and laboratory services to medical, pharmaceutical, food and other industries worldwide.  See www.mocon.com for more information.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These statements include, but are not limited to, statements regarding our plan to grow the Company’s revenues, and other statements that can be identified by words such as “will,” “may,” “expect,” “believe,” “anticipate,” “estimate,” “continue,” or other similar expressions.  All forward-looking statements speak only as of the date of this press release.  MOCON undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.  In addition to the risks and uncertainties of ordinary business operations and conditions in the general economy and the markets in which the Company competes, there are important factors that could cause actual results to differ materially from those anticipated by the forward-looking statements made in this press release.  These factors include, but are not limited to, competition and technological change, worldwide economic and political stability, setbacks in product development programs, order cancellations, slower-than-anticipated customer acceptance of new products, dependence on certain key industries, risk associated with the Company’s acquisition strategy and international operations, and other factors set forth in the Company’s Annual Report on Form
10-K for the year ended December 31, 2006 and other documents MOCON files with or furnishes to the Securities and Exchange Commission.

MOCON’s shares are traded on the Nasdaq Global Market System under the symbol MOCO.

MOCON is a registered trademark of MOCON, Inc.; other trademarks are those of their respective holders.

MOCON, INC.

SUMMARY CONSOLIDATED FINANCIAL DATA

(in Thousands, Except Per Share Data)

INCOME STATEMENT DATA: (unaudited)

	Quarters Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Sales
Products	$6,137	$5,864	$12,624	$11,945
Consulting services	521	476	910	914
Total sales	6,658	6,340	13,534	12,859

Cost of sales
Products	2,586	2,435	5,264	4,910
Consulting services	245	243	503	469
Total cost of sales	2,831	2,678	5,767	5,379

Gross profit	3,827	3,662	7,767	7,480

Selling, general and administrative expenses	2,098	2,032	4,327	3,951
Research and development expenses	435	456	970	910
Operating income	1,294	1,174	2,470	2,619

Other income	141	163	268	319
Income from continuing operations before income taxes	1,435	1,337	2,738	2,938

Income taxes	503	474	973	962
Income from continuing operations	932	863	1,765	1,976

Gain from discontinued operations, net of tax	—	—	—	22

Net income	$932	$863	$1,765	$1,998

Basic net income per share:
Income from continuing operations	$0.17	$0.16	$0.32	$0.37
Gain from discontinued operations	—	—	—	—
Basic net income per share	$0.17	$0.16	$0.32	$0.37

Basic weighted average shares outstanding	5,489	5,425	5,481	5,415

Diluted net income per share:
Income from continuing operations	$0.16	$0.16	$0.31	$0.36
Gain from discontinued operations	—	—	—	—
Diluted net income per share	$0.16	$0.16	$0.31	$0.36

Diluted weighted average shares outstanding	5,696	5,515	5,689	5,501

MOCON, INC.

SUMMARY CONSOLIDATED FINANCIAL DATA

(in Thousands)

BALANCE SHEET DATA:  (unaudited)

	June 30,	December 31,
	2007	2006
Assets:
Cash and marketable securities	$11,739	$12,259
Accounts receivable, net	5,055	4,552
Inventories	3,649	3,620
Other current assets	539	592
Total current assets	20,982	21,023
Marketable securities, noncurrent	634	377
Property, plant and equipment, net	1,505	1,557
Other assets, net	3,986	3,920

Total assets	$27,107	$26,877

Liabilities and Stockholders’ Equity:
Total current liabilities	$3,530	$4,817
Total non-current liabilities	102	100
Stockholders’ equity	23,475	21,960

Total liabilities and stockholders’ equity	$27,107	$26,877